ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Announces Results for Fiscal 2010 Third Quarter
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Total Revenue of $13.3 Million and Net Income of $0.14 per diluted share

BROKEN ARROW, Oklahoma, August 10, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2010.

Revenue for the three month period ended June 30, 2010 was $13.3 million compared to $9.1 million in the same period a year ago, an increase of 45%.  Sales of new equipment increased $3.4 million, or 57%, to $9.4 million for the three months ended June 30, 2010 from $6.0 million for the three months ended June 30, 2009.  Net refurbished equipment sales increased 39%, to $2.5 million for the three months ended June 30, 2010 from $1.8 million same period last year.  Service revenue remained flat at $1.4 million for the three months ended June 30, 2010 and 2009.

Net income attributable to common stockholders in the third quarter of fiscal 2010 increased 113% to $1.4 million, or $0.14 per diluted share, as compared to $0.7 million, or $0.06 per diluted share, in the same period last year.

For the nine months ended June 30, 2010, revenue increased to $35.6 million from $32.1 million, for the same period last year.

Net income attributable to common stockholders for the nine month period ended June 30, 2010 was $3.3 million, or $0.33 per diluted share, as compared to $2.3 million, or $0.23 per diluted share, for the first nine months of fiscal 2009.

Ken Chymiak, President and CEO, commented, “We reported strong third quarter results, which were driven by a $4.1 million increase in sales of new and refurbished equipment.  This increase is primarily attributable to our customers’ demand for headend equipment needed to add channels to their cable systems or upgrade their equipment to provide HD programming, an overall equipment supply shortage in the market, which we were able to meet utilizing our On Hand On Demand business model, and an increase in sales to international customers, either directly or indirectly via our alliance partners.  Equipment sales also benefited from our new master distribution agreement with Fujitsu Frontech, which started generating sales in the third quarter. While these are positive trends, our large and small multiple system operators (“MSO”) customers in the U.S. continued to delay significant plant expansions and bandwidth upgrades as part of their continued efforts to conserve cash and limit capital expenditures.

“As we look ahead, we remain cautiously optimistic regarding consumer trends and will continue to focus on tapping into new or developing markets through our reseller and distribution partnerships, while managing our inventory and costs,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, August 10, 2010.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 437-9315 or (719) 457-2654 for international participants.  All dial-in participants must use the following code to access the call: 2239549.  Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 24, 2010 at (877) 870-5176 (domestic) or (858) 384-5517 (international).  Participants must use the following code to access the replay of the call: 2239549.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, Motorola, and Fujitsu Frontech, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Total net sales	$13,297,449	$9,148,907	$35,572,191	$32,075,549

Income from operations	$2,449,250	$1,270,294	$5,993,307	$4,410,040

Interest expense	$197,016	$223,688	$609,589	$717,929

Net income attributable to common shareholders	$1,396,234	$654,606	$3,337,718	$2,307,111

Earnings per share:
Basic	$0.14	$0.06	$0.33	$0.23
Diluted	$0.14	$0.06	$0.33	$0.23
Shares used in per share calculation:
Basic	10,143,970	10,158,185	10,128,887	10,169,987
Diluted	10,148,303	10,160,040	10,132,548	10,171,878

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (unaudited)	September 30, 2009 (audited)
Assets
Current assets:
Cash and cash equivalents	$6,331,591	$700,004
Accounts receivable, net of allowance of $300,000	5,158,617	4,199,136
Income tax refund receivable	20,516	88,411
Inventories, net of allowance for excess and obsolete
inventory of $2,507,000 and $2,196,000, respectively	28,546,018	33,166,624
Deferred income taxes	1,442,000	1,282,000
Prepaid expenses	92,340	107,423
Total current assets	41,591,082	39,543,598

Net property and equipment	7,305,338	7,556,667
Total other assets	2,246,992	2,332,281

Total assets	$51,143,412	$49,432,546

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,177,618	$2,523,143
Accrued expenses	1,236,882	1,095,822
Notes payable – current portion	1,814,008	1,863,767
Total current liabilities	5,228,508	5,482,732

Notes payable	12,511,630	13,992,873
Other liabilities	1,150,442	1,049,685

Total shareholders’ equity	32,252,832	28,907,256

Total liabilities and shareholders’ equity	$51,143,412	$49,432,546